Golden Books Family Entertainment, Inc.

FOR IMMEDIATE RELEASE

                         CONTACT:  Tracey Riese
                                   Golden Books Family Entertainment, Inc.
                                   (212) 583-6710


           GOLDEN BOOKS FAMILY ENTERTAINMENT COMPLETES FIRST STEP OF
                           HALLMARK RELATIONSHIP

                    Purchase of $25 million in Common Stock
                      of Golden Books Family Entertainment


NEW YORK, September 6, 1996 -- Golden Books Family Entertainment, Inc. (Nasdaq: GBFE) announced today the completion of the sale to a subsidiary of Hallmark Cards, Incorporated of 2,356,198 shares of Golden Books Common Stock for $25 million. This sale represents the completion of the first step in Golden Books strategic relationship with Hallmark.

            As previously announced, Golden Books and Hallmark are discussing a further $25 million investment by Hallmark in Golden Books Common Stock and the terms of their strategic alliance and anticipate finalizing these arrangements by year end.

            Golden Books Family Entertainment, Inc., the largest publisher of children's books in North America, creates, publishes and markets an extensive range of children's entertainment products, including story and picture books, interactive electronic books and games, as well as coloring books, activity books and other products for children and families.

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